LOAN AND SECURITY AGREEMENT

Dated as of February 17, 2016

MAINTECH, INCORPORATED
as Borrower

BANK OF AMERICA, N.A.,
as Lender

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1.	Definitions	1
1.2.	Accounting Terms	10
1.3.	Uniform Commercial Code	10
1.4.	Section and Other Headings	10
1.5.	Times are Eastern Time	10

Section 2.	CREDIT FACILITIES	11
2.1.	Revolver Commitment	11
2.2.	Letter of Credit Facility	11

Section 3.	INTEREST, FEES AND CHARGES	12
3.1.	Interest	12
3.2.	Fees	13
3.3.	Computation of Interest, Fees	13
3.4.	Reimbursement Obligations	14
3.5.	Illegality	14
3.6.	Inability to Determine Rates	14
3.7.	Increased Costs; Capital Adequacy	14
3.8.	Maximum Interest	15

Section 4.	LOAN ADMINISTRATION	15
4.1.	Manner of Borrowing and Funding Revolver Loans	15
4.2.	Effect of Termination	16

Section 5.	PAYMENTS	16
5.1.	General Payment Provisions	16
5.2.	Repayment of Revolver Loans	16
5.3.	Reserved	17
5.4.	Payment of Other Obligations	17
5.5.	Marshaling; Payments Set Aside	17
5.6.	Application of Payments; Collection Account	17
5.7.	Account Stated	17

Section 6.	CONDITIONS PRECEDENT	17
6.1.	Conditions Precedent to Initial Loans	17
6.2.	Conditions Precedent to All Credit Extensions	18

Section 7.	COLLATERAL	19
7.1.	Grant of Security Interest	19
7.2.	Lien on Deposit Accounts; Cash Collateral.	20
7.3.	Reserved	20
7.4.	Other Collateral	20
7.5.	Limitations	20
7.6.	Further Assurances; Extent of Liens	20

Section 8.	COLLATERAL ADMINISTRATION	21
8.1.	Borrowing Base Reports	21
8.2.	Accounts	21
8.3.	Inventory	22
8.4.	Equipment	22
8.5.	Deposit Accounts	22
8.6.	General Provisions	23

(i)

8.7.	Power of Attorney	24

Section 9.	REPRESENTATIONS AND WARRANTIES	24
9.1.	General Representations and Warranties	24
9.2.	Complete Disclosure	27

Section 10.	COVENANTS AND CONTINUING AGREEMENTS	27
10.1.	Affirmative Covenants	27
10.2.	Negative Covenants	29

Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	33
11.1.	Events of Default	33
11.2.	Remedies upon Default	34
11.3.	License	34
11.4.	Setoff	34
11.5.	Remedies Cumulative; No Waiver	35

Section 12.	MISCELLANEOUS	35
12.1.	Amendments and Waivers	35
12.2.	Indemnity	36
12.3.	Notices and Communications	36
12.4.	Performance of Borrower’s Obligations	37
12.5.	Credit Inquiries	37
12.6.	Severability	37
12.7.	Cumulative Effect; Conflict of Terms	37
12.8.	Counterparts; Execution	37
12.9.	Entire Agreement	37
12.10.	No Control; No Fiduciary Responsibility	37
12.11.	Waiver of Confidentiality	38
12.12.	Governing Law	38
12.13.	Consent to Forum	38
12.14.	Reserved	38
12.15.	Waivers by Borrower	38
12.16.	Patriot Act Notice	39
12.17.	NO ORAL AGREEMENT	39

(ii)

LIST OF SCHEDULES

Schedule 1.1(A)	Initial Significant Shareholders of Parent
Schedule 1.1(B)	Other Permitted Intercompany Transactions
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plan Disclosures
Schedule 10.2.1	Borrowed Money
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments / Acquisitions
Schedule 10.2.17	Existing Affiliate Transactions

(iii)

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of February 17, 2016, between MAINTECH, INCORPORATED, a Delaware corporation (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).

R E C I T A L S:

Borrower has requested that Lender provide a credit facility to Borrower to finance its business enterprise.  Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.           DEFINITIONS; RULES OF CONSTRUCTION

1.1.            Definitions.  In addition to terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

“Account” as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” a Person obligated under an Account, Chattel Paper or General Intangible.

“Applicable Margin” means 2.75%

“Availability” the Borrowing Base minus Revolver Usage.  For the avoidance of doubt, “Borrowing Base” shall be determined in accordance with the final sentence of the definition thereof.

“Availability Block” means $2,000,000.

“Average Daily Availability” shall mean, for any period of determination, the average daily Availability during such period of determination.

“Bank Product” any of the following products, services or facilities extended to Borrower by Lender or any of its affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; and (c) commercial credit card and merchant card services.

“Bank Product Debt” debt, obligations and other liabilities of Borrower with respect to Bank Products.

“Bank Product Reserve” the aggregate amount of reserves established by Lender from time to time in its reasonable discretion in respect of Bank Product Debt.

“Base Rate” for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1%, without giving effect to any minimum floor rate specified in the definition of LIBOR.  In no event shall the Base Rate be less than 0%.

“Base Rate Loan” a Loan that bears interest based on the Base Rate.

“Borrowing”  a group of Loans that are made together on the same day and have the same interest option.

“Borrowing Base” on any date of determination, an amount equal to the lesser of (a) the Revolver Commitment Amount; (b) Trailing 60 Day Cash Collections; or (c) the sum of (i) 85% of the amount of Eligible Accounts, plus, (ii) the lesser of (A) $1,500,000 and (B) 60% of the amount of Eligible Unbilled Accounts, minus (iii) the sum of (A) the Availability Block and (B) Reserves.   On any date of determination, clauses (b) and (c) of the preceding sentence shall be determined by reference to the corresponding calculations contained in the Borrowing Base Report most recently delivered by Borrower to Lender, subject to any adjustments that may have been made thereto by Lender in accordance with Section 8.1.

“Borrowing Base Report” a report of the Borrowing Base certified by Borrower, in form and substance satisfactory to Lender in its reasonable discretion, which shall include a certification that all conditions precedent in Section 6.2 are satisfied as of the date of such Borrowing Base Report (including, without limitation, that no Default or Event of Default exist as of such date).  For the avoidance of doubt, as used in this Agreement, Borrowing Base Report shall mean the applicable Borrowing Base Report delivered by Borrower to Lender, as rolled forward per the weekly rollforwards required under, and described in, Section 8.1.

“Borrowed Money” with respect to any Obligor, without duplication, its (a) debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business); or (iv) was issued or assumed as full or partial payment for Property; (b) capital leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any debt of the foregoing types owing by another Person.

“Business Day” any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, and if such day relates to LIBOR, any such day on which dealings in dollar deposits are conducted in the London interbank market.

“Cash Collateral” cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.  For the avoidance of doubt, “Cash Collateral” shall not include cash or interest credited to a Deposit Account in which Lender has a Lien unless such Deposit Account is a Cash Collateral Account.

“Cash Collateral Account” a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens securing the Obligations.  For the avoidance of doubt, no Deposit Account of Borrower shall constitute a “Cash Collateral Account” unless a Trigger Period is continuing and Lender is exercising its remedies against such account.

“Cash Collateralize” the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any other Obligations (including Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due.  “Cash Collateralization” has a correlative meaning.  For the avoidance of doubt, there is no requirement to provide Cash Collateralization for Unasserted Inchoate Obligations following a Full Payoff so long as no claim is made or threatened.  If a claim is made or threatened following a Full Payoff, Lender shall have the right to require Cash Collateralization (which may be performed by Parent pursuant to Section 12.1.3).

“Cash Management Services” services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change of Control” (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the initial significant shareholder group identified on Schedule 1.1(A) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) Parent ceases to own and control, beneficially and of record, directly or indirectly, 100% of all Equity Interests in the Borrower; (c) a change in the majority of directors of Borrower during any 24 month period, unless approved by (i) the majority of directors serving at the beginning of such period or (ii) Maintech’s sole stockholder of record; or (d) the sale or transfer of all or substantially all assets of the Borrower.

“Collateral” all Property described in Section 7.1, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Collection Account” means that certain Deposit Account (represented by account #13475465) of Borrower maintained at JPMorgan Chase Bank, N.A., which Lender shall have exclusive control for withdrawal purposes during a Trigger Period.

“Commitment Termination Date” the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 11.2.

“Commitments” the Revolver Commitment.

“Default” an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

“Deposit Account Control Agreement” a control agreement satisfactory to Lender in its reasonable discretion, executed by an institution maintaining the Collection Account for Borrower, to perfect Lender’s Lien on such account.

“Eligible Account” an Account owing to Borrower that arises in the ordinary course of business from the sale of goods or rendition of services, and is deemed by Lender, in its reasonable discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor (or its affiliates) are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor (or its affiliates), it exceeds 20% (or in the case of KST Data 30%, or in the case of Morgan Stanley 25%) of the aggregate Eligible Accounts  (or such higher percentage (or lower percentage in the case of KST Data or Morgan Stanley) as Lender may establish for the Account Debtor from time to time in its reasonable discretion);

(d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, deferred revenue offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an insolvency or bankruptcy proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not solvent, or is subject to any sanction or on any specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); or Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States;  (h) it is owing by a governmental authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it is due from Terix or NewNet.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days past due or 120 days past invoice date  will be excluded.

“Eligible Unbilled Accounts” means an Account owing to Borrower that satisfies all of the criteria for an Eligible Account, except that the Account Debtor has not been invoiced for the rendition of services that gave rise to such Account and which Lender determines, in its reasonable discretion, is an Eligible Unbilled Account.  Without limiting the foregoing, no Account shall be an Eligible Unbilled Account unless (a) the services giving rise to such Account have been performed for the Account Debtor prior to the creation of such Account and (b) the Account Debtor has been invoiced for the services giving rise to such Account within 30 days after the services have been performed for such Account Debtor.

“Enforcement Action” any action to enforce any Obligations or Loan Documents or to realize upon any Collateral.

“Equity Interest” the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“Event of Default” has the meaning assigned to such term in Section 11.1.

“Federal Funds Rate” (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender in its discretion.  In no event shall the Federal Funds Rate be less than 0%.

“Fiscal Quarter” each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” the fiscal year of Parent, Borrower and their Subsidiaries for accounting and tax purposes, ending on or around November 2 of each year.

“Full Payoff” shall have the meaning assigned to such term in the definition of Unasserted Inchoate Obligations.

“Guarantor” means Parent.

“Hedging Agreement” a “swap agreement” as defined in U. S. Bankruptcy Code Section 101(53B)(A).

“Indebtedness” as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including capital Lease obligations, but excluding trade payables incurred and being paid in the ordinary course of business; (b) any obligation (other than Unasserted Inchoate Obligations) of such Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation of another obligor in any manner, whether directly or indirectly, including any obligation of such Person arising under any reimbursement obligation, indemnification and/ other contingent obligations (other than Unasserted Inchoate Obligations); (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations.  The Indebtedness of a Person shall include any recourse Indebtedness of any partnership in which such Person is a general partner or joint venturer.

“Inventory” as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).

“LC Application” an application by Borrower to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

“LC Conditions” upon issuance of the Letter of Credit: (a) each condition in Section 6 is satisfied; (b) after giving effect to any requested Letter of Credit, (i) total LC Obligations do not exceed the Letter of Credit Subline and (ii) Revolver Usage does not exceed the Borrowing Base; and (c) the purpose and form of the Letter of Credit are satisfactory to Lender in its reasonable discretion.

“LC Documents” all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Lender in connection with any Letter of Credit.

“LC Obligations” the sum of (a) all amounts owing by Borrower for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

“LC Request” a request for issuance of a Letter of Credit, to be provided by Borrower  in form satisfactory to Lender.

“Letter of Credit” any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Lender for the account or benefit of Borrower.

“Letter of Credit Subline” means $100,000.

“LIBOR” for any day, the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Lender at or about 11:00 a.m. (London time) two Business Days prior to the date in question equal to the London Interbank Offered Rate for a 30-day interest period, or comparable or successor rate approved by Lender, as published on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time); provided, that any comparable or successor rate shall be applied by Lender, if administratively feasible, in a manner consistent with market practice.  If such rate is not available at such time, then the rate will be determined by such alternate method as reasonably selected by Lender.  If at any time LIBOR is less than zero, such rate shall be deemed to be zero.  LIBOR is determined by Lender on each Business Day and is a fluctuating rate of interest which can change on each Business Day.

“License” any license or agreement under which an Obligor is authorized to use intellectual property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Lien” a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Lien Waiver” an agreement, in form and substance satisfactory to Lender in its reasonable discretion, by which (a) a lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a licensor’s intellectual property rights, the licensor grants to Lender the right, vis-à-vis such licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license.  Notwithstanding the foregoing or anything in a Loan Document to the contrary, prior to the occurrence and continuance of an Event of Default, Borrower shall have no obligation to deliver a Lien Waiver to Lender.

“Loan” a Revolver Loan.

“Loan Account” has the meaning assigned to such term in Section 5.7.

“Loan Documents” this Agreement, Other Agreements and Security Documents.

“Loan Year” each 12 month period commencing on the Closing Date (as defined in Section 6.1) and on each anniversary of the Closing Date.

“Maintech Disbursement Account” has the meaning assigned to such term in Section 8.5.

“Maintech Financial Statements” means, for any applicable day or period then ended, Maintech’s trial balance, income statement and balance sheet, in each case in the form of, and utilizing on a consistent basis the accounting principles applied in connection with the preparation of, the Maintech financial statements delivered to Lender in accordance with Section 6.1(j).  Those consistently applied accounting principles are consistent with GAAP, except that the presented financial statements: (a) omit any provision for taxes; (b) are subject to the absence of notes and to any year-end audit adjustment; (c) include other deviations from GAAP consistent with the presentation of unaudited and unconsolidated financial statements of a wholly owned subsidiary corporation; and (d) a financial performance presentation (i.e., the CFO Deck), which, for the avoidance of doubt, shall include a cash flow statement.

“Material Adverse Effect” the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or of Borrower and its Subsidiaries taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any Collateral with an aggregate value in excess of $500,000; (b) impairs the ability of Parent or the Borrower and its Subsidiaries taken as a whole to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral with an aggregate value in excess of $500,000.

“Minimum Revolver Fee Amount” means the aggregate amount of interest that would be payable on the first day of each month pursuant to Section 3.1.1(c)(i) if average Revolver Usage for the immediately preceding month was $2,000,000.

“Notice of Borrowing” a request by Borrower for a Borrowing of Revolver Loans, in form satisfactory to Lender in its reasonable discretion.

“Obligations” all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Borrower with respect to Letters of Credit, (c) interest, expenses, fees, costs, indemnification obligations and other amounts payable by Borrower under the Loan Documents, and (d) Bank Product Debt, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency or bankruptcy proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligor” Borrower, Guarantor, or any other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations.

“Other Agreement” each LC Document, Lien Waiver, Borrowing Base Report, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.

“Other Permitted Intercompany Transactions” means, collectively, (a) the non-cash transactions identified on Schedule 1.1(B), in the amounts set forth on said schedule, together with any other changes (in structure and/or amount) as may be consented to by Lender in writing and in its reasonable discretion and (b) the intercompany payables and intercompany receivables existing as of January 31, 2016 identified on Schedule 1.1(B), in the amounts set forth on said schedule (it being understood that, for the purpose of determining such amounts, intercompany payables shall be offset by intercompany receivables), together with any other changes (in structure and/or amount) in the ordinary course of business that have occurred since January 31, 2016, but prior to the Closing Date.

“Parent” means Volt Information Sciences, Inc.

“Patriot Act” the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item” each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

“Permitted Closing Date Payment” means Borrower’s one-time, lump sum payment of an aggregate amount not to exceed $7,000,000.  In Borrower’s discretion, such payment may be in the form of: (a) a Volt Service Payment under the Volt Service Agreement in respect of a like principal amount of accrued but unpaid amounts owed by Borrower thereunder; or (b) a dividend by Borrower to its sole stockholder of record (for the direct or indirect benefit of Parent, its indirect sole stockholder); or (c) some combination of the two foregoing alternatives, in an aggregate amount not to exceed $7,000,000.  To the extent such payment is made under clause (a) above, it shall not limit Borrower’s right to make additional Volt Service Payments subsequent to the Closing Date (to the extent otherwise permitted under this Agreement); and, to the extent such payment is made under clause (b) above, it shall not limit the generality of restrictions contained elsewhere in this Agreement on the making of any other dividends.

“Person” any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental authority or other entity.

“Prime Rate” the rate of interest announced by Lender from time to time as its prime rate.  Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.  In no event shall the Prime Rate be less than 0%.

“Properly Contested” with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Estate” all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Reserves” collectively, (a) the  Bank Product Reserve, (b) a reserve for all accrued Royalties, whether or not then due and payable by Borrower; and (c) such other reserves against the Collateral or the Borrowing Base as Lender may establish in its reasonable discretion.

“Revolver Commitment” Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an aggregate amount up to the Revolver Commitment Amount.

“Revolver Commitment Amount” means $10,000,000.

“Revolver Loan” a loan made pursuant to Section 2.1 or deemed made pursuant to any other provision of this Agreement.

“Revolver Termination Date” the day that is 364 days after the Closing Date, which, for the avoidance of doubt, is February 17, 2017.

“Revolver Usage” the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit and other LC Obligations.

“Royalties” all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.

“Secured Party” or “Secured Parties” Lender and providers (to the extent such provider is a lender hereunder) of Bank Products.

“Security Documents” the guaranties, security agreements, Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Subsidiary” or “Subsidiaries” as applied to Borrower or any other Person, any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower or such Person (including indirect ownership through other entities in which the Borrower or such Person directly or indirectly owns 50% of the voting securities or Equity Interests).

“Stated Amount” the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

“Subordinated Debt” debt incurred by Borrower  that is expressly subordinate and junior in right of payment to the full payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) consented to by Lender in its reasonable discretion.

“Trailing 60 Day Cash Collections” means, on any date of determination, the aggregate amount of cash collections (in respect of Borrower’s Accounts) received in the Collection Account in immediately available funds during the prior 60 day period then ended.

“Trigger Period” means the period (a) commencing on the day that (i) a Default or Event of Default occurs, or (ii) Availability is less than $1,000,000 at any time for two (2) consecutive Business Days; and (b) continuing until, during each of the preceding sixty (60) consecutive days, (i) no Default or Event of Default has existed and (ii) Availability has been greater than $1,000,000.

“UCC” the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unasserted Inchoate Obligations” means indemnification, reimbursement and other contingent liabilities of Borrower under this Agreement and the other Loan Documents that by the terms of this Agreement and the other Loan Documents survive a Full Payoff and were not, at the time of such Full Payoff, accrued, outstanding and/or asserted (or threatened to be asserted).  For this purpose, “Full Payoff” means the termination of the Revolver Commitment and the payment or repayment in full of all Obligations (including then-outstanding Loans and LC Obligations, and then-accrued but unpaid interest, fees and expenses) that were accrued, outstanding and/or asserted (or threatened to be asserted) at the time of such full payment or repayment.

“Unused Line Fee Rate” a per annum rate equal to 0.375%.

“Volt Interim Disbursement Account” has the meaning assigned to such term in Section 4.1.1.

“Volt Service Agreement” shall mean that certain Intercompany Services Agreement (as in existence on the Closing Date or as modified in compliance with Section 10.2.18), by and between Borrower and Parent, pursuant to which, inter alia, Parent performs certain services for Borrower and makes payments of Borrower’s expenses on behalf of Borrower.

“Volt Service Payment”  Payments made by Borrower to Parent in respect of Borrower’s reimbursement obligations under the Volt Service Agreement for payroll and other  operating expenses of Borrower.

1.2.            Accounting Terms.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with generally accepted accounting principles in the U.S. (“GAAP”) applied on a basis consistent with the most recent audited financial statements of Parent delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Lender in its reasonable discretion to take into account the effects of the change.

1.3.            Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4.            Section and Other Headings.  Section and other headings, and any tables of contents, herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.5.            Times are Eastern Time.  All time references in this Agreement or any other Loan Document are to prevailing Eastern time (Standard Time or Daylight Savings Time), unless otherwise expressly provided in the applicable Loan Document.

SECTION 2.           CREDIT FACILITIES

2.1.            Revolver Commitment.

2.1.1.           Revolver Loans.  Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrower in an aggregate amount up to the Revolver Commitment Amount, from time to time through the Commitment Termination Date.  Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2.           Use of Proceeds.  The proceeds of Revolver Loans shall be used by Borrower solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations in accordance with this Agreement; (c) to make the Permitted Closing Date Payment; and (d) for other lawful working capital purposes of Borrower permitted hereunder.

2.1.3.           Voluntary Termination of Revolver Commitment.

The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 10 days prior written notice to Lender at any time, Borrower may terminate the Revolver Commitment and this credit facility without penalty.  Any notice of termination given by Borrower shall be irrevocable.  On the Commitment Termination Date, Borrower shall make full payment of all Obligations.

2.1.4.           Overadvances.  If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, such excess shall be payable by Borrower on demand by Lender or as otherwise provided in Section 5.2, but all Revolver Usage (including the excess amount) shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  For the avoidance of doubt (and without limiting the generality of Section 11.5.2 or Borrower’s  obligations under Section 5.2), no action or inaction by Lender that knowingly or unknowingly causes an Overadvance or that occurs during the pendency of an Overadvance shall constitute Lender’s consent to or waiver of such Overadvance.

2.2.           Letter of Credit Facility.

2.2.1.           Issuance of Letters of Credit.  Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)           Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount.  Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.

(b)           Letters of Credit may be requested by Borrower to support obligations incurred in the ordinary course of business, or as otherwise approved by Lender.  Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.

(c)           Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender.  Lender shall not be liable to Borrower or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct.  Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.

(d)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.

2.2.2.           Reimbursement.  If Lender honors any request for payment under a Letter of Credit, Borrower shall pay to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit, together with interest at the interest rate for Revolver Loans from the Reimbursement Date until payment by Borrower.  The obligation of Borrower to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable,  and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary.  Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.2.3.           Cash Collateral.  If at any time (a) a Trigger Period exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrower shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit.  If Borrower fails to provide any Cash Collateral as required hereunder, Lender may advance, as Revolver Loans, the amount of Cash Collateral required.

SECTION 3.           INTEREST, FEES AND CHARGES

3.1.            Interest.

3.1.1.           Rates and Payment of Interest.

(a)           The Obligations which bear interest shall bear interest at LIBOR in effect from time to time, plus the Applicable Margin.

(b)           During any Event of Default, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)           Interest shall accrue from the date a Loan is advanced or other Obligation is incurred (if interest-bearing) or payable, until paid in full.  Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.           Interest Rate Not Ascertainable.  If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date then Lender shall immediately notify Borrower of such determination.  Until Lender notifies Borrower that such circumstance no longer exists, the obligation of Lender to make Loans based upon LIBOR shall be suspended and no further Loans may be requested, made or continued based upon LIBOR.

3.2.            Fees.

3.2.1.           Unused Line Fee.  Borrower shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitment Amount exceeds the average daily Revolver Usage during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2.           LC Facility Fees.  Borrower shall pay to Lender (a) a fee equal to the Applicable Margin in effect for Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.           Closing Fee.  On the Closing Date, Borrower shall pay to Lender a closing fee of $100,000 (inclusive of the $40,000 advance payment thereon heretofore made by Borrower).

3.2.4.           Administrative Fee.

On the Closing Date and on each anniversary thereof prior to the Commitment Termination Date, Borrower shall pay to Lender an administrative fee of $7,500.

3.2.5.           Minimum Revolver Fee.

On the first day of each month prior to the Commitment Termination Date, for the immediately preceding month, Borrower shall pay to Lender a fee equal to the amount by which the Minimum Revolver Fee Amount exceeds the aggregate interest paid by Borrower pursuant to Section 3.1 for such immediately preceding month.  Calculations in respect of a partial month shall be prorated.

3.3.            Computation of Interest, Fees.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrower under Section 3.4, or 3.7 submitted to Borrower shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to Lender within 10 Business Days following receipt of the certificate.

3.4.            Reimbursement Obligations.  Borrower shall pay all reasonable fees, out-of-pocket costs and expenses, or advances Lender may incur during a Default or Event of Default promptly upon request.  Borrower shall also reimburse Lender for all reasonable out-of-pocket legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) except as otherwise provided in Section 10.1.1, each examination or appraisal with respect to Borrower or any Collateral, whether by Lender’s personnel or a third party.  All amounts payable by Borrower under this Section shall be due on demand.

3.5.            Illegality.  If Lender determines that any applicable law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Lender to make, maintain or fund Loans, or to determine or charge interest rates based upon LIBOR, or any governmental authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by Lender to Borrower , any obligation of Lender to make or continue Loans based upon LIBOR shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.

3.6.            Inability to Determine Rates.  Lender will promptly notify Borrower if, in connection with any Loan or request for a Loan, Lender determines for any reason that (a) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan; (b) adequate and reasonable means do not exist for determining LIBOR; or (c) LIBOR does not adequately and fairly reflect the cost to Lender of funding the Loan based upon LIBOR.  Thereafter, Lender’s obligation to make or maintain affected Loans based upon LIBOR shall be suspended until Lender withdraws the notice.

3.7.            Increased Costs; Capital Adequacy.

3.7.1.           Increased Costs Generally.  If any Change in Law shall:

(a)           impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in calculating LIBOR);

(b)           subject Lender to any taxes with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)           impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrower will pay to Lender such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2.           Capital Requirements.  If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption or taking effect of, or any change in, any law, rule, regulation or treaty, or (b) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any governmental authority, provided that “Change in Law” shall include all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) and shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

3.7.3.           Delay in Request.  Compensation under this Section 3.7 shall not be available for increased costs and reductions suffered more than 270 days prior to the date the applicable request for compensation was made; except that, if the increased cost or reduction resulted from a Change in Law that itself had retroactive effect, then such 270 day period shall be extended to include such period of retroactive effect.

3.8.            Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (“maximum rate”).  If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.           LOAN ADMINISTRATION

4.1.            Manner of Borrowing and Funding Revolver Loans.

4.1.1.           Notice of Borrowing.

(a)           Whenever Borrower desires funding of a Revolver Loan, Borrower shall give Lender a Notice of Borrowing.  Such notice must be received by Lender by 11:00 a.m. on the requested funding date for the Loan.  Notices received after such time shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day) and (C) the appropriate wire instructions directing payment to either (i) the Maintech Disbursement Account, or if prior to the establishment of the Maintech Disbursement Account (ii) a designated disbursement account of the Parent held with Lender (“Volt Interim Disbursement Account”) and (D) be certified by an authorized officer of Borrower (or in the case of (B) (ii) the Borrower and Parent).

(b)           Unless payment is otherwise made by Borrower, the becoming due of any Obligation (whether principal, interest, fees, costs, expenses or other charges, including LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation.  In addition, Lender may, at its option, charge such amount against any operating, investment or other account of Borrower maintained with Lender or any of its Affiliates.

(c)           Presentation for payment of any Payment Item in any disbursement account of Borrower maintained with Lender when there are insufficient funds to cover it shall (unless payment is otherwise made by Borrower)  be deemed to be a request for a Revolver Loan on the presentation date, in the amount of the Payment Item.

4.1.2.           Notices. Borrower may request and transfer funds based on telephonic or e-mailed instructions to Lender.  Borrower shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing but if it differs materially from the action taken by Lender in reliance on earlier-received telephonic or emailed instructions, the records of Lender shall govern.  Lender shall not have any liability for any loss suffered by Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on Borrower’s behalf.

4.2.            Effect of Termination.  On the Commitment Termination Date, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products.  Until a Full Payoff of the Obligations (other than Unasserted Inchoate Obligations) has occurred, (x) all undertakings of Borrower contained in the Loan Documents shall continue, and (y) Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations.  Concurrent with such full payment (and, if applicable, receipt of such Cash Collateral or written agreement), Lender shall terminate its Liens and execute such agreements in form and substance reasonably satisfactory to Lender in furtherance thereof as Borrower reasonably may request; and any licenses granted under any Loan Document in favor of Lender shall terminate.  Sections 3.4,  3.7,  5.5, 12.2, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive full payment of the Obligations (and shall be subject to assumption by Parent in accordance with Section 12.1.3).

SECTION 5.           PAYMENTS

5.1.            General Payment Provisions.  All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any taxes or other amounts, and in immediately available funds, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Borrower agrees that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender deems advisable.

5.2.            Repayment of Revolver Loans.  Revolver Loans shall be due and payable in full on the Commitment Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium.  If an Overadvance exists at any time, Borrower shall, on the sooner of Lender’s demand or the first Business Day after Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base.

5.3.            Reserved.

5.4.            Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and fess, cost and expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.            Marshaling; Payments Set Aside.  Lender shall have no obligation to marshal any assets in favor of Borrower or against any Obligations.  If any payment by or on behalf of Borrower is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6.            Application of Payments; Collection Account.  During any Trigger Period, the ledger balance in the Collection Account as of the end of a Business Day shall be swept to the Loan Account  to be applied to the Obligations at the beginning of the next Business Day.  If a credit balance results from such application, it shall not accrue interest in favor of Borrower and shall be released to Borrower (as long as no Default or Event of Default exists) by depositing such excess amount into the Maintech Disbursement Account (to the extent permitted under Section 8.5).

5.7.            Account Stated.  Lender shall maintain, in accordance with its customary practices, loan account(s) evidencing the debt of Borrower hereunder (including any related account and/or lockbox established for the purpose of receiving funds swept from the Collection Account under Section 5.6, collectively, the “Loan Account”).  Any failure of Lender to record anything in a Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.  Entries made in a Loan Account shall constitute presumptive evidence of the information contained therein and shall be conclusive and binding on Borrower absent manifest error.

SECTION 6.           CONDITIONS PRECEDENT

6.1.            Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)           Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and the Obligors shall be in compliance with all terms thereof.

(b)           Lender shall have received UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral (except for any other Liens otherwise permitted under this Agreement).

(c)           Lender shall have received duly executed agreements establishing Lender’s control (which shall not be exercised prior to a Trigger Period) over the Collection Account and related lockbox, in form and substance satisfactory to Lender.

(d)           Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable senior officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder (including, without limitation, payment of the Permitted Closing Date Payment), (i) Borrower is solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)           Lender shall have received copies of Borrower’s organizational documents and all resolutions authorizing the execution and delivery of the Loan Documents and any other resolutions adopted with respect to this credit facility, as well as any necessary third party or governmental consents and/or Lien Waivers.

(f)           Lender shall have received copies of the charter documents of Borrower, certified by the Secretary of State or other appropriate official of Borrower’s jurisdiction of organization.  Lender shall have received good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of organization and, to the extent requested by Lender, each jurisdiction where Borrower’s conduct of business or ownership of Property necessitates qualification.

(g)           Lender shall have received copies of policies or certificates of insurance and insurance endorsements for the insurance policies carried by Borrower, all in compliance with the Loan Documents.

(h)           Lender shall have completed its business, financial and legal due diligence of Borrower, including a roll-forward of its previous field examination, with results satisfactory to Lender.  No material adverse change in the financial condition of Borrower or in the quality, quantity or value of any Collateral shall have occurred since November 2, 2015.

(i)           Borrower shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(j)           Lender shall have received (i) Borrower’s financial projections (prepared on a monthly basis) demonstrating Borrower’s ability to comply with the terms of this Agreement, (ii) the Maintech Financial Statements for Fiscal Year 2014, Fiscal Year 2015, and December 2015, (iii) Borrower’s accounts payable agings, and  (iv) a Borrowing Base Report prepared as of January 29, 2016, in each instance, in form and substance satisfactory to Lender in all respects.

(k)           Lender shall have received and reviewed (i) the Volt Service Agreement, which shall demonstrate, to Lender’s satisfaction, acceptable past practices of Parent in making timely payment of Borrower’s expenses, and (ii) such other documents and other material as Lender may reasonably request in order to permit Lender to confirm that Volt Service Payments are consistent with the amount of expenses to be reimbursed under the Volt Service Agreement.

(l)           Upon giving effect to the initial funding of Loans, issuance of Letters of Credit, and the payment by Borrower of the Permitted Closing Date Payment and all fees and expenses incurred in connection herewith, as well as any payables stretched beyond their customary payment practices, (i)Revolver Usage shall not exceed $7,000,000 and (ii) Availability shall be at least $1,000,000.

6.2.            Conditions Precedent to All Credit Extensions.  Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)           The representations and warranties of the Obligors in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)           All conditions precedent in any other Loan Document shall be satisfied;

(d)           No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)           With respect to a Letter of Credit issuance, all LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate in its reasonable discretion.

SECTION 7.           COLLATERAL

7.1.            Grant of Security Interest.  To secure the prompt payment and performance of its Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all Property of Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)           all Accounts;

(b)           all Chattel Paper, including electronic chattel paper;

(c)           all Commercial Tort Claims;

(d)           all Deposit Accounts;

(e)           all Documents;

(f)           all General Intangibles, including intellectual property;

(g)           all Goods, including Inventory, Equipment and fixtures;

(h)           all Instruments;

(i)           all Investment Property;

(j)           all Letter-of-Credit Rights;

(k)           all Supporting Obligations;

(l)           all monies, whether or not in the possession or under the control of Lender, or a bailee or affiliate of Lender, including any Cash Collateral;

(m)           all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)           all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2.            Lien on Deposit Accounts; Cash Collateral..

7.2.1.     Deposit Accounts.  To further secure the prompt payment and performance of its Obligations, and without limiting the generality of Section 7.1(d), Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of Borrower, including sums in any blocked, lockbox, sweep or Collection Account.

7.2.2.     Cash Collateral.  Cash Collateral may be invested, at Lender’s discretion (and with the consent of Borrower, as long as no Default or Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and Lender shall have no responsibility for any investment or loss.  As security for its Obligations, Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. If a Trigger Period has occurred and is continuing, Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect.  Except as otherwise provided in any applicable Loan Document, each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender, and Borrower or other Person shall have no right to any Cash Collateral (except in excess of applicable required Cash Collateralization), until a Full Payoff of the Obligations (other than Unasserted Inchoate Obligations).

7.3.            Reserved.

7.4.            Other Collateral.

7.4.1.     Commercial Tort Claims.  Borrower shall promptly notify Lender in writing if Borrower has a Commercial Tort Claim, and shall take such actions as Lender deems appropriate in its reasonable discretion to subject such claim to a duly perfected, first priority Lien (subject to other Liens permitted under this Agreement) in favor of Lender.

7.4.2.     Certain After-Acquired Collateral.  Borrower shall promptly notify Lender in writing if, after the Closing Date, Borrower obtains any interest in any Collateral with an aggregate value in excess of $250,000 as to which Lender’s Lien is not perfected and shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien (subject to other Liens permitted under this Agreement) upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver.  If any such Collateral is in the possession of a third party, at Lender’s request, Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

7.5.            Limitations.  The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral.

7.6.            Further Assurances; Extent of Liens.  All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties.  Promptly upon request, Borrower shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Borrower authorizes Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of Borrower, or words to similar effect.

SECTION 8.           COLLATERAL ADMINISTRATION

8.1.            Borrowing Base Reports.  By the 15th day of each month, Borrower shall deliver to Lender a Borrowing Base Report as of the close of business of the previous month.  During a Trigger Period, Borrower also shall deliver Borrowing Base Reports on such more frequent basis as Lender may request from time to time in its reasonable discretion.  In addition to the foregoing Borrowing Base Reports, Borrower shall deliver to Lender a weekly gross Accounts report on or before the Friday of each week, reflecting all outstanding Accounts as of the end of the preceding week (including, without limitation, Borrower’s accounts payable agings and a calculation of the Trailing 60 Day Cash Collections). All information (including calculation of Availability or Average Daily Availability) in a Borrowing Base Report and the weekly gross Accounts report described in the preceding sentence shall be certified by Borrower.  Each Borrowing Base Report shall be accompanied by bank statements for the Collection Account that supports Borrower’s calculation of the Trailing 60 Day Cash Collections.  Lender in its reasonable discretion may from time to time adjust such Borrowing Base Report (a) to reflect Lender’s reasonable estimate of declines in value of Collateral, due to collections received in the Collection Account or otherwise; (b) to adjust the advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.  Lender will provide prompt notice to Borrower of each such adjustment.

8.2.            Accounts.

8.2.1.     Records and Schedules of Accounts.  Borrower shall provide to Lender, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request; provided, that, with respect to Eligible Accounts (and, to the extent applicable, Eligible Unbilled Accounts), the foregoing information shall be delivered on a weekly basis by the Friday of each week for the immediately preceding week.  If Accounts in an aggregate face amount of $50,000 or more cease to be Eligible Accounts or Eligible Unbilled Accounts (as the case may be), other than by virtue of payment made thereon.   Borrower shall notify Lender of such occurrence promptly (and in any event within one Business Day) after Borrower has knowledge thereof.

8.2.2.     Account Verification.  Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise.

8.2.3.     Maintenance of Collection Account.  Borrower shall maintain the Collection Account pursuant to lockbox or other arrangements acceptable to Lender, which shall, at all times, be subject to a Deposit Account Control Agreement establishing (a) Lender’s Lien, and (b) during a Trigger Period, Lender’s right to exercise control over the lockbox and/or the Collection Account.  During a Trigger Period, Lender will require that all available funds on deposit in the Collection Account be swept (on a daily basis) to the Loan Account to be applied to the Obligations in accordance with Section 5.6.

8.2.4.     Proceeds of Collateral.  Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Collection Account (or a lockbox relating to the Collection Account).  If Borrower receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into the Collection Account.

8.3.            Inventory.

8.3.1.     Records and Reports of Inventory.  If a Default or Event of Default exists, Borrower shall conduct such cycle counts of physical inventory as Lender may request in its reasonable discretion, and shall provide to Lender a report based on each such count promptly upon completion thereof, together with such supporting information as Lender may request in its reasonable discretion.  Lender may participate in and observe each physical count.

8.3.2.     Returns of Inventory.  Borrower shall be permitted to return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless an Event of Default then exists or would result therefrom.

8.3.3.     Acquisition, Sale and Maintenance.  Borrower shall not acquire or accept any Inventory on consignment or approval, and shall take reasonable steps to assure that all Inventory acquired by Borrower is produced in accordance with applicable law, including the Fair Labor Standards Act of 1938 (the “FLSA”).  Borrower shall not sell any Inventory on consignment or approval or any other basis under which the customer may return or require Borrower to repurchase such Inventory.  Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and (unless being Properly Contested) shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Inventory is located.

8.4.            Equipment.

8.4.1.     Records and Schedules of Equipment.  Borrower shall keep accurate and complete records of its Equipment, and promptly upon Lender’s request during the continuance of a Default or Event of Default, shall submit to Lender a current schedule thereof, in form satisfactory to Lender.  Promptly upon request, Borrower shall deliver to Lender evidence of their ownership or interests in any material Equipment.

8.4.2.     Dispositions of Equipment.  Borrower shall not sell, lease or otherwise dispose of any Equipment with an aggregate value in excess of $250,000, without the prior written consent of Lender, other than  replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (other than as permitted by this Agreement).

8.4.3.     Condition of Equipment.  The Equipment is and will remain in good operating condition and repair, and all necessary replacements and repairs have been and will be made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Borrower shall not permit any Equipment with an aggregate value in excess of $250,000 to become affixed to real Property unless, if requested by Lender in its reasonable discretion, any landlord or mortgagee delivers a Lien Waiver.

8.5.           Deposit Accounts.  All Deposit Accounts (other than the Collection Account) of Borrower, including the Maintech Disbursement Account, shall be maintained with Lender and shall have been identified to Lender in writing.  Borrower shall take all actions necessary to establish Lender’s control over each Deposit Account (other than an account exclusively used for  payroll, payroll taxes, or employee benefits), provided, that, so long as no Trigger Period exists, Lender agrees not to exercise control over such Deposit Accounts.  Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender) to have control over a Deposit Account or any Property deposited therein.  Borrower shall not, without prior notice to Lender (and, during a Trigger Period, Lender’s consent), open or close a Deposit Account.

During a Trigger Period, so long as no Default or Event of Default exists, Lender will permit Borrower to have access to funds in the Loan Account (to the extent not applied to the Obligations or released to Borrower, in each case, in accordance with Section 5.6) for its working capital needs, including the remittance of Volt Service Payments (to the extent permitted under Section 10.2.8), by requesting a funding of a Revolving Loan to a designated disbursement account maintained at Lender in the name of Borrower (the “Maintech Disbursement Account”).

8.6.           General Provisions.

8.6.1.     Location of Collateral.  All tangible items of Collateral shall at all times be kept by Borrower at the business locations disclosed in writing to Lender, except that Borrower may (a) make sales or other dispositions of Collateral in the ordinary course of business for fair market value; (b) move Collateral from one disclosed location to a different disclosed location; (c) move Collateral to a previously undisclosed location upon 10 days prior written notice to Lender; and (d) dispose of any tangible item of Collateral in accordance with this Agreement.

8.6.2.     Insurance of Collateral; Condemnation Proceeds.

(a)         Borrower shall maintain casualty insurance with respect to the Collateral, covering casualty and other customary risks, in amounts and with insurers satisfactory to Lender in its reasonable discretion (it being agreed that Borrower’s existing carrier(s) shall be deemed satisfactory).  Upon Lender’s request, Borrower shall deliver to Lender the originals or certified copies of its insurance policies.  Each policy shall include endorsements satisfactory to Lender.  If Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor.

(b)         Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Lender and shall be applied to payment of the Revolver Loans, and then to other Obligations.  Any amount not so applied shall be released to Borrower upon request by Borrower.

(c)          If requested by Borrower in writing within 15 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Inventory, Equipment or Real Estate, Borrower may use such proceeds or awards to repair or replace such Inventory, Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Event of Default exists; (ii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings;  (iii) the repaired or replaced Property is free of Liens other than Liens otherwise permitted under this Agreement; (iv) Borrower complies with disbursement procedures for such repair or replacement as Lender may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $250,000.

8.6.3.     Protection of Collateral.  All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all taxes or Royalties payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrower.

8.6.4.     Defense of Title.  Borrower shall defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands.

8.7.            Power of Attorney.  Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Lender, or Lender’s designee, may, without notice and in either its or Borrower’s name, but at the cost and expense of Borrower:

(a)          Endorse Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and

(b)          During a Default or Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; and (v) take all other actions as Lender deems appropriate to fulfill Borrower’s obligations under the Loan Documents.

SECTION 9.           REPRESENTATIONS AND WARRANTIES

9.1.            General Representations and Warranties.  To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, Borrower represents and warrants that:

9.1.1.     Organization and Qualification.  Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Borrower is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.     Power and Authority.  Borrower is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not violate or cause a default under any of Borrower’s organizational documents or under any applicable law,  or under any License, contract or agreement to which Borrower is a party.

9.1.3.     Enforceability.  Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.     Capital Structure.  Borrower has disclosed to Lender in writing its name, jurisdiction of organization, and holders of its equity or similar ownership interests.  Except as disclosed in writing to Lender, in the five years preceding the Closing Date, Borrower has not acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.

9.1.5.     Title to Properties; Priority of Liens.  Borrower has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property in each case free of Liens (except for Liens permitted under this Agreement).  Borrower has paid and discharged all lawful claims that are due and payable to the extent any such claim, if unpaid, could become a Lien on its Properties. All Liens of Lender in the Collateral are duly perfected, first priority Liens to the extent contemplated by the Loan Documents and except for any other applicable Liens otherwise permitted under the Loan Documents.

9.1.6.     Accounts.  Lender may rely, in determining which Accounts are Eligible Accounts and/or Eligible Unbilled Accounts, on all statements and representations made by Borrower with respect thereto.  Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account and/or Eligible Unbilled Account in a Borrowing Base Report, that:

(a)          it is genuine and in all respects what it purports to be;

(b)          it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)          it is for a sum certain, maturing as stated in the applicable invoice (or, in the case of unbilled Accounts, an effective underlying contract for which Borrower is in compliance with all material terms and provisions), a copy of which invoice has been furnished or is available upon request to Lender, unless such Account is an unbilled Account;

(d)          it is not subject to any offset, Lien (other than Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to Lender; and it is absolutely owing by the Account Debtor;

(e)          no purchase order, agreement, document or applicable law restricts assignment of the Account to Lender (except where, under the UCC, the restriction is ineffective), and Borrower is the sole payee or remittance party shown on the invoice;

(f)           no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; it being understood and agreed that only such portion of such Account that is subject to any of the foregoing shall be deemed to be ineligible; and

(g)           to the best of Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet Borrower’s customary credit standards, is solvent,  and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7.     Financial Statements.  The consolidated balance sheet, and related statements of income, cash flow and shareholders’ equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP (subject, in the case of interim financial statements, to year-end audit adjustment), and fairly present the financial positions and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated.  The Maintech Financial Statements that have been and are hereafter delivered to Lender have been prepared in the manner described in the “Maintech Financial Statements” definition and fairly present the financial information reflected therein. All Borrower projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since November 2, 2015, there has been no change in the condition, financial or otherwise, of Borrower that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Borrower is solvent.

9.1.8.     Surety Obligations.  Borrower is not obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9.     Taxes.  Borrower, individually or as part of a consolidated tax group, has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all taxes upon it, its income and its Properties that are due and payable.

9.1.10.   Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.   Intellectual Property.   Borrower owns or has the lawful right to use all intellectual property and similar Property necessary for the conduct of its business, without conflict with any rights of others, all of which (excluding commercially available software) is set forth on Schedule 9.1.11.  There is no pending or, to Borrower’s knowledge, threatened claim with respect to Borrower or any of its intellectual property.  Except as disclosed in writing to Lender, Borrower pays or owes no License, Royalty or other compensation to any Person with respect to use or License of any intellectual property.  All intellectual property owned, used or licensed by, or otherwise subject to any interests of, Borrower has been disclosed in writing to Lender.   To the extent intellectual property is acquired by Borrower after the Closing Date, Borrower agrees to amend Schedule 9.1.11 within thirty (30) days of such acquisition and take such further actions as Lender deems necessary to evidence Lender’s Lien on such newly acquired intellectual property.

9.1.12.   Governmental Approvals.  Borrower has, is in compliance with, and is in good standing with respect to, all governmental approvals necessary to conduct its business and to own, lease and operate its Properties.

9.1.13.   Compliance with Laws.  Borrower has duly complied, and its Properties and business operations are in compliance, in all material respects with all applicable laws.  There have been no citations, notices or orders of material noncompliance issued to Borrower under any applicable law.  No Inventory has been produced in violation of the FLSA.

9.1.14.   Compliance with Environmental Laws.  Except as disclosed in writing to Lender: (a) Borrower’s  past or present operations, Real Estate or other Properties are not subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (b) Borrower has not received any notice regarding any violation of environmental laws; and (c) Borrower has no contingent liability with respect to any violation of any environmental law, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15.   Burdensome Contracts.  Borrower is not a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.

9.1.16.   Litigation.  Except as shown disclosed in writing to Lender, there are no proceedings or investigations or any litigation pending or, to Borrower’s knowledge, threatened against Borrower or any of its businesses, operations, Properties, prospects or conditions.  Except as disclosed in writing to Lender, Borrower has no Commercial Tort Claim.  Borrower is not in default with respect to any order, injunction or judgment of any governmental authority.

9.1.17.   No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  Borrower is not in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default by Borrower, under any material contract or agreement to which Borrower is a party or in the payment of any Borrowed Money of Borrower.  Parent is not in default under any contract or agreement involving Borrowed Money.  There is no basis upon which any party (other than Borrower) could terminate a contract or agreement prior to its scheduled termination date (other than contracts which contain customary provisions that provide a right to terminate for convenience).

9.1.18.   ERISA.  Except as disclosed in writing to Lender:

(a)          Each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, and other federal and state laws.  “ERISA” means the Employee Income Retirement Security Act of 1974, as amended from time to time.  Capitalized terms used in this section 9.1.18 have the meanings given to them in ERISA (except as otherwise defined in this Agreement).

(b)          There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)          There has been no Reportable Event that might constitute grounds for termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by any United States District Court of any trustee to administer any Plan.

9.1.19.   Trade Relations.  There exists no actual or threatened termination, limitation or modification of any business relationship between Borrower and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower.  There exists no condition or circumstance that could reasonably be expected to impair the ability of Borrower to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.   Labor Relations.  Borrower is not party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  There are no material grievances, disputes or controversies with any union or other organization of Borrower’s employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.   Payable Practices.  Borrower has not made any material change in its historical accounts payable practices from those in effect on the Closing Date, including, without limitation, in respect of Volt Service Payments.

9.2.            Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that Borrower has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.          COVENANTS AND CONTINUING AGREEMENTS

10.1.          Affirmative Covenants.  As long as any Commitment or Obligations (other than Unasserted Inchoate Obligations) are outstanding, Borrower shall:

10.1.1.   Inspections; Appraisals.

(a)          Permit Lender to visit and inspect Borrower’s Properties, inspect, audit and make extracts from Borrower’s records, and discuss with its officers, employees, agents, advisors (excluding legal counsel) and independent accountants Borrower’s business, financial condition, assets, prospects and results of operations.   Borrower acknowledges that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrower shall not be entitled to rely upon them.

(b)          Reimburse Lender for all its charges, costs and expenses in connection with examinations of Borrower’s books and records or any other financial or Collateral matters as it deems appropriate not to exceed $7,500 per examination; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrower without regard to such limits.  Borrower shall pay Lender’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

(c)          No Borrowing Base calculation shall include Collateral acquired outside the ordinary course of business.

(d)          Lender’s visits, inspections, audits and examinations referenced in (a) and (b) above collectively shall be limited to an aggregate of two (2) times per Loan Year (except that there shall be no limit to the number of examinations conducted by Lender while there exists a Default or Event of Default) and shall be coordinated so to occur at reasonable times and with reasonable advance notice.

10.1.2.   Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, and furnish to Lender:

(a)          (i) as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity on a consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification)  by a firm of independent certified public accountants of recognized standing selected by Parent and (if changed from Parent’s existing auditors) acceptable to Lender in its reasonable discretion, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; and (ii) as soon as available, and in any event within 120 days after the close of each Fiscal Year, unaudited Maintech Financial Statements for such Fiscal Year, which shall be certified by an authorized officer of Borrower.

(b)          as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited Maintech Financial Statements for such Fiscal Quarter certified by an authorized officer of Borrower.

(c)          [Reserved];

(d)          concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements;

(e)          not later than 60 days after the end of each Fiscal Year, projections of Borrower’s consolidated and consolidating balance sheets, results of operations, cash flow and Average Daily Availability for the next Fiscal Year, covering a time period acceptable to Lender in its reasonable discretion month by month; and

(f)           such other reports and information (financial or otherwise) as Lender may request in its reasonable discretion from time to time in connection with any Collateral or an Obligor’s financial condition or business.

10.1.3.   Notices.  Notify Lender in writing promptly of any of the following that affects Borrower:  (a) the threat or commencement of any lawsuit, proceeding or investigation; (b) any pending or threatened labor dispute, strike or walkout; (c) any default under or termination of a material contract, License or other agreement, including, without limitation, a contract that relates to any Eligible Account and/or Eligible Unbilled Account; (d) the existence any Default or Event of Default; (e) any judgment in the amount of $250,000 or more; (f) any violation or asserted violation of any applicable law (including ERISA, FLSA, or any federal, state or local environmental laws); (g) any environmental contamination or pollution by Borrower or on any Property owned, leased or occupied by Borrower; or receipt of any notice of violation of any environmental law; (h) the occurrence of any ERISA Event; (i) the discharge of or any withdrawal or resignation by Borrower’s independent accountants; or (j) any opening of a new office or place of business, at least 10 days prior to such opening.

10.1.4.   Landlord and Storage Agreements.  Upon request, provide Lender with copies of all requested existing and future agreements between Borrower and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.   Compliance with Laws.  Comply with all laws applicable to the conduct of Borrower’s business, including ERISA, all environmental laws, FLSA, laws regarding anti-terrorism, and laws regarding collection and payment of taxes, and maintain all governmental approvals necessary to the ownership of its Properties or conduct of its business.  If any environmental contamination or pollution occurs at or on any Properties of Borrower, it shall promptly notify Lender and act promptly and diligently to investigate and report to Lender and all appropriate governmental authorities the extent of, and to make appropriate remedial action to eliminate, such contamination or pollution, whether or not directed to do so by any governmental authority.

10.1.6.   Taxes.  Pay and discharge all taxes (whether individually or as part of a consolidated tax group) prior to the date on which they become delinquent or penalties attach (except where being Properly Contested).

10.1.7.   Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain general liability and fidelity insurance with insurers satisfactory to Lender in its reasonable discretion (it being agreed that Borrower’s existing carrier(s) shall be deemed satisfactory), (a) with respect to the Properties and business of Borrower of such type, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than the amount of insurance maintained by Borrower as of the Closing Date, with deductibles and subject to endorsements and assignments satisfactory to Lender.

10.1.8.   Depository Bank.  Within sixty (60) days after the Closing Date, establish the Maintech Disbursement Account.

10.1.9.   Licenses.  Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrower and its Subsidiaries in full force and effect and pay all related Royalties when due (unless being Properly Contested).

10.2.           Negative Covenants.  As long as any Commitment or Obligations (other than Unasserted Inchoate Obligations) are outstanding, Borrower shall not, without Lender’s prior written consent:

10.2.1.   Debt.  Create, incur, guarantee or suffer to exist any Indebtedness, except:

(a)          the Obligations;

(b)          (i) trade payables incurred in the ordinary course of business on normal trade credit, (ii) accrued wages and other ordinary course employee compensation, (iii) accrued taxes, (iv) deferred revenue and (v) customary ongoing expenses and liabilities incurred in the ordinary course of business;

(c)          liabilities, leases and Borrowed Money in existence on the Closing Date and disclosed in writing to Lender on Schedule 10.2.1;

(d)          Bank Product Debt incurred in the ordinary course of business;

(e)          Borrower’s obligations in respect of Volt Service Payments and the Permitted Closing Date Payment; and

(f)           Other Permitted Intercompany Transactions so long as no Default or Event of Default then exists or would arise therefrom.

10.2.2.   Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following:

(a)          Liens in favor of Lender;

(b)          Liens for taxes, assessments and governmental charges that are not yet due;

(c)          easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Borrower’s ordinary course of business;

(d)          Liens existing on the Closing Date and disclosed on Schedule 10.2.2;

(e)          (x) statutory Liens (other than Liens for taxes, assessments and governmental charges or imposed under ERISA) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower; and (y) statutory Liens in favor of a landlord, carrier, warehouseman, materialman and/or supplier, but so long as such Person has delivered a Lien Waiver in form and substance satisfactory to Lender;

(f)           Liens incurred or deposits made in the ordinary course of business to secure the performance of government tenders, bids, contracts (other than for Borrowed Money), statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender’s Liens and are required or provided by law;

(g)          Liens arising by virtue of a judgment or judicial order against an Obligor or a Subsidiary, or any Property of an Obligor or a Subsidiary and not constituting an Event of Default, as long as such Liens are (i) being Properly Contested, (ii) subject to a stay of execution pending such appeal or proceedings, (iii) at all times junior to Lender’s Liens; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $500,000 at any time outstanding; and

(h)          normal and customary rights of setoff upon deposits in favor of depository institutions with which such accounts are maintained, securing amounts owing to such depository institutions with respect to cash management and operating account arrangements, and Liens of a collecting bank on Payment Items in the course of collection.

10.2.3.   Reserved.

10.2.4.   Distributions.  Declare or make payment of any distributions, interest or dividend on the stock, Equity Interest or other ownership interests of Borrower or repurchase any stock or other ownership interests from any holder, except, that, so long as no Default or Event of Default then exists or would result therefrom: (a) Borrower may make payments in respect of the Permitted Closing Date Payment; and (b) Borrower may effect Other Permitted Intercompany Transactions.

10.2.5.   Acquisitions and Investments.  (i) Acquire a business, division or substantially all the assets of any Person, (ii) acquire 50% or more of the equity or other ownership interests of any Person or (iii) have existing or make any investment in or make any capital contribution or other transfer of assets to any Person except;

(a)           investments existing on the Closing Date and disclosed in writing to Lender on Schedule 10.2.5;

(b)           investments in certificates of deposit;

(c)           United States treasury bills or other obligations of the United States government;

(d)           extensions of credit to customers in the ordinary course of business; and

(e)           Other Permitted Intercompany Transactions so long as no Default or Event of Default then exists or would arise therefrom.

10.2.6.   Disposition of Business or Assets.  Make any sale, assignment, lease, transfer or other disposition of Borrower’s business or assets except: (x) in the ordinary course of business for fair market value and (y) as otherwise permitted under this Agreement.

10.2.7.   Loans.  Make any loans or other advances of money to any Person and/or Subsidiary, except for (a) Other Permitted Intercompany Transactions described in clause (b) of such definition so long as no Default or Event of Default then exists or would arise therefrom and (b) as otherwise permitted under this Agreement.

10.2.8.   Restrictions on Payment of Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt without the prior written consent of Lender; (b) Borrowed Money (but excluding the Obligations) prior to its due date under the agreements evidencing such debt as in effect on the Closing Date and disclosed in writing to Lender (or as amended thereafter with the consent of Lender); and (c) Volt Service Payment, except that, Borrower may make a Volt Service Payment so long as (i) no Default or Event of Default exists prior to and after giving effect to such Volt Service Payment and (ii) Borrower has, if requested by Lender, delivered such documents and other material as Lender may reasonably request in order to permit Lender to confirm that the amount of such Volt Service Payment is consistent with the amount of expenses to be reimbursed under the Volt Service Agreement.  Notwithstanding clause (b) of the preceding sentence, Other Permitted Intercompany Transactions shall be permitted if no Default or Event of Default then exists or would arise therefrom.

10.2.9.   Fundamental Changes.  Without prior notice to, and consent from, Lender (which shall not be unreasonably withheld), change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or (except for Other Permitted Intercompany Transactions so long as no Default or Event of Default then exists or would arise therefrom) merge, combine or consolidate with any Person.

10.2.10.  Subsidiaries.  Form or acquire any subsidiary after the Closing Date, unless otherwise permitted under Section 10.2.5.

10.2.11.  Organic Documents.  Amend, modify or otherwise change any of its organizational documents or agreements (unless otherwise permitted under Section 10.2.9, provided, that, Borrower shall provide Lender with prior notice of any such modification).

10.2.12.  Tax Consolidation.  Without prior notice to, and consent from, Lender (which shall not be unreasonably withheld), file or consent to the filing of any consolidated income tax return with any Person (except for consolidated tax returns with Parent and/or one or more of Parent’s other Subsidiaries consistent with past practices).

10.2.13.  Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.  Restrictive Agreements.  Be or become a party to any agreement (other than Loan Documents) that conditions or restricts the right of Borrower to incur or repay the Obligations or to grant Liens on the assets of Borrower, except (a) in effect on the Closing Date and disclosed in writing to Lender; or (b) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.  Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the ordinary course of business and not for speculative purposes.

10.2.16.  Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental or reasonably related thereto.

10.2.17.  Affiliate Transactions.  Enter into or be party to any transaction with an affiliate or a Subsidiary, except (a) transactions expressly permitted by the Loan Documents; and (b) transactions entered into upon fair and reasonable terms fully disclosed to Lender (prior to entering into such transaction) and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-affiliate.

10.2.18.  Volt Service Agreement.  Amend or otherwise modify the Volt Service Agreement after the Closing Date if the effect of such amendment or modification would cause a material increase to the amount and/or frequency of any Volt Service Payment owing by Borrower thereunder.

10.2.19.  Plans.  Become party to any ERISA Plan, other than any in existence on the Closing Date and disclosed in writing to Lender. Change of Management or Control.  Make any material change in Borrower’s executive or management personnel, or permit or suffer any change in its direct or indirect capital ownership in each case as existing on the Closing date and disclosed to Lender in writing; provided, however, that changes in executive or management personnel of Borrower, and changes in the direct or indirect capital ownership of Borrower, shall be permitted if (x) approved or ratified by an appropriate officer of Parent (as the ultimate sole beneficial owner of Borrower) and (y) such changes do not result in a Change of Control.

SECTION 11.          EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.           Events of Default.  Each of the following shall be an “Event of Default:”

(a)          Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)          Any representation, warranty or other written statement of Borrower made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)          Borrower (i) breaches or fails to perform any covenant contained in the following sections of this Agreement: Sections 7.2, 8.1, 8.2, 8.5, 10.1.1, 10.1.2, 10.1.3, 10.1.7, and 10.2, or (ii) breaches or fails to perform any other covenant contained in this Agreement or any Loan Document and the same shall continue unremedied for 10 days;

(d)          Any breach or default of Borrower occurs under (i) any Hedging Agreement; or (ii) any material License, instrument or agreement to which it is a party or by which it or any of its Properties is bound and the same shall continue unremedied for 10 days;

(e)          Any judgment or order for the payment of money in an aggregate amount exceeding $500,000 is entered against Borrower unless such judgment is being Properly Contested;

(f)           A loss, theft, damage or destruction occurs with respect to any Collateral having an aggregate value in excess of $500,000;

(g)          Borrower is enjoined, restrained or in any way prevented by any governmental authority from conducting any material part of its business; Borrower suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of Borrower’s business for a material period of time; any material Collateral or Property of Borrower is taken or impaired through condemnation; Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or Borrower is not solvent;

(h)          An insolvency or bankruptcy proceeding is commenced by Borrower; Borrower makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of Borrower; or an insolvency or bankruptcy proceeding is commenced against Borrower and:  Borrower consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Borrower, or an order for relief is entered in the proceeding;

(i)           A violation of ERISA occurs that has resulted or could reasonably be expected to result in liability of Borrower to a Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Plan; or Borrower fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(j)           Borrower or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of Borrower’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(k)          A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2.           Remedies upon Default.  If an Event of Default described in Section 11.1(h) occurs, then to the extent permitted by applicable law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind.  In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a)          declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b)          terminate, reduce or condition any Commitment, or adjust the Borrowing Base;

(c)          require Borrower to Cash Collateralize all LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable (other than Unasserted Inchoate Obligations following a Full Payoff), and if Borrower fails to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and

(d)          exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises owned by Borrower (or leased by Borrower where such access is permitted under the applicable Lien Waiver) where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable.  Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of intellectual property shall be commercially reasonable.  Lender may conduct sales on Borrower’s owned premises (or on premises leased by Borrower where permitted under the applicable Lien Waiver), without charge, and any sales may be adjourned from time to time in accordance with applicable law.  Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.           License.  Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all intellectual property owned by Borrower, including, inter alia, any owned computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Borrower’s rights and interests under such owned intellectual property shall inure to Lender’s benefit.

11.4.           Setoff.  At any time during an Event of Default, Lender and its affiliates are authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by Lender or such affiliate to or for the credit or the account of Borrower against its Obligations, whether or not Lender or such affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  Lender shall promptly notify Borrower of each such setoff under this Section made by Lender or any affiliate.  The rights of Lender and each such affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.           Remedies Cumulative; No Waiver.

11.5.1.   Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Borrower under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until full payment of all Obligations (except as otherwise provided in this Agreement in the case of Unasserted Inchoate Obligations following a Full Payoff).

11.5.2.   Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by Borrower under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by Borrower under any Loan Documents in a manner other than that specified therein.  Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.          MISCELLANEOUS

12.1.           Amendments and Waivers.

12.1.1.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents.

12.1.2.   Amendments and Other Modifications.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and Borrower; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement.  Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

12.1.3.   Assignment and Assumption Option. Notwithstanding the preceding subsections of this Section 12.1, Parent shall have the right to assume any and all Unasserted Inchoate Obligations of Borrower under this Agreement and the other Loan Documents; and, concurrently with any such assumption, Borrower automatically shall be discharged from any further obligation or liability in respect of the Unasserted Inchoate Obligations so assumed.  Parent shall effect such assumption in writing, in form and substance acceptable to Lender in its reasonable discretion; and may not effect such assumption except in connection with a Full Payoff, or at any time thereafter.  Parent shall be an express third party beneficiary of this subsection.  For the avoidance of doubt, any Unasserted Inchoate Obligations so assumed by Parent in accordance with this subsection shall be in addition to Guarantor’s obligations under its limited guaranty furnished to Lender in connection with the transactions contemplated by this Agreement and shall not count against the liability cap contained in that limited guaranty.

12.2.           Indemnity.  BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER, EACH OTHER SECURED PARTY AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS AND ATTORRNEYS (THE “INDEMNITEES”) AGAINST ANY CLAIMS, LOSSES AND REASONABLE EXPENSES THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE BY REASON OF THIS AGREEMENT OR THE CREDIT FACILITY ESTABLISHED HEREBY, INCLUDING CLAIMS ASSERTED BY BORROWER OR ANY OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (or related loss or expense) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

12.3.           Notices and Communications.

12.3.1.   Notice Address.  All notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Lender shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

12.3.2.   Communications.  Electronic communications (including e-mail, messaging  and websites) may be used only in a manner acceptable to Lender and only for routine communications, such as delivery of financial statements, Borrowing Base Reports and other information required by Section 10.1.2, and administrative matters.  Lender make no assurances as to the privacy and security of electronic communications.  E-mail and voice mail shall not be effective notices under the Loan Documents, except as otherwise expressly provided.

12.3.3.   Platform.  Borrowing Base information, reports, financial statements, materials and other information shall be delivered by Borrower pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it (“Platform”).  Borrower shall notify Lender of each posting of information on the Platform, and information shall be deemed received by Lender only upon its receipt of such notice.  The Platform is provided “as is” and “as available.”  Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM.  No Indemnitee shall have any liability to Borrower or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of any information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

12.3.4.   Non-Conforming Communications.  Lender may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

12.4.           Performance of Borrower’s Obligations.  Lender may, in its discretion at any time and from time to time (and to the extent permitted under, and performed in accordance with, Section 11.5), at Borrower’s expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a Royalty, judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs, fees and reasonable expenses of Lender under this Section shall be reimbursed by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate.  Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert a Default or Event of Default or to exercise any other rights or remedies under the Loan Documents.

12.5.           Credit Inquiries.  Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower.

12.6.           Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law.  If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

12.7.           Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

12.8.           Counterparts; Execution.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto.  Lender may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by applicable law.

12.9.           Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

12.10.         No Control; No Fiduciary Responsibility.  Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of Borrower by Lender, and Lender has no fiduciary, agency or similar duty of any kind to Borrower.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (i) this credit facility and all related services by Lender or its affiliates are arm’s-length commercial transactions between Borrower and such Person; and (ii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents.

12.11.         Waiver of Confidentiality.  Borrower authorizes Lender to discuss on a confidential basis Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by Borrower, and Borrower authorizes such parties to disclose to Lender such financial and business information or reports (including management letters) concerning Borrower (excluding privileged communications) as Lender may request.  Lender agrees that it will not furnish confidential information obtained from Borrower to any of its other customers and that it will treat confidential information relating to Borrower and its affiliates with the same degree of care as it treats its own confidential information and will not use or disclose the confidential information, directly or indirectly, for anything other than the transactions contemplated by this Agreement.

12.12.        Governing Law.  UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

12.13.         Consent to Forum.

12.13.1.                      Forum.  BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1.  A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable law.

12.13.2.                      Other Jurisdictions.  Nothing herein shall limit the right of Lender to bring proceedings against Borrower in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law.  Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

12.14.         Reserved.

12.15.         Waivers by Borrower.  To the fullest extent permitted by applicable law, Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies;

(e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrower.  Borrower has reviewed the foregoing waivers and has knowingly and voluntarily waived its jury trial and other rights.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.16.         Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act.  Lender will also require information regarding any personal guarantor and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.  Borrower shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of applicable law.

12.17.         NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Steven Blumberg
Title:	Senior Vice President
Address:
One Bryant Park
New York, New York 10036
Ref: Maintech, Incorporated
Attn:	Portfolio Manager
Telecopy:	972-725-6588

BORROWER:

MAINTECH, INCORPORATED

By:	/s/ Sharon H. Stern
Title:	SVP and Assistant Secretary
Address:
14 Commerce Drive
Cranford, New Jersey 07016
Attn:	Kevin Hannon, Treasurer
Telecopy:	212-704-2417